SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT

                                 -------------

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): January 20, 2000



                              VANTAS INCORPORATED
            (Exact name of Registrant as specified in its Charter)




                                    Nevada
                           (State of Incorporation)


       0-18274                                           13-3353508
(Commission File Number)                          (IRS Employer Id. Number)

           90 Park Avenue
        New York, New York                                  10016
(Address of principal executive offices)                 (Zip Code)



                                (212) 907-6400
             (Registrant's telephone number, including area code)




Item 5.      Other Events.

         On January 20, 2000, VANTAS Incorporated ("VANTAS") executed an agreement and plan of merger (the "Merger Agreement") pursuant to which VANTAS will be merged (the "Merger") with and into HQ Global Workplaces, Inc. ("HQ"), at an agreed enterprise value of approximately $1 billion. The surviving corporation will do business as HQ Global Workplaces, Inc. (the "Surviving Corporation"). Both VANTAS and HQ are companies engaged in the business of owning and operating executive office suites and providing related business support services. CarrAmerica Realty Corporation ("CarrAmerica") currently owns approximately 93% of the equity interests of HQ. VANTAS is an approximately 84% owned subsidiary of Reckson Service Industries, Inc. ("RSI"), assuming the acquisition of VANTAS interests currently under contract.

         Upon consummation of the Merger and the transactions contemplated thereby, current holders of VANTAS convertible preferred stock will own approximately 81% of the Surviving Corporation and current holders of the stock of HQ ("HQ Holders") will own approximately 19%. RSI anticipates that one or more third-party investors will purchase an equity interest in the Surviving Corporation, which will decrease RSI's percentage ownership. It is presently anticipated that RSI's ownership percentage in the Surviving Corporation will not be reduced below 50%. RSI will control a majority of the board of directors and the Surviving Corporation's executive management team will be led by the current chief executive officer of HQ. VANTAS has obtained a commitment letter for $350 million in debt financing necessary to complete the Merger, subject to satisfaction of various conditions.

         In connection with the Merger, (i) each share of VANTAS common stock will be converted into the right to receive $8.00 per share in cash and (ii) each share of VANTAS convertible preferred stock outstanding will be converted into the right to receive that number of shares of the Surviving Corporation that equals the product of the number of shares of VANTAS common stock that such stockholder would have been entitled to receive had it converted its shares immediately prior to the Merger and the Conversion Ratio (as defined in the Merger Agreement which is attached hereto as Exhibit 10.1), subject, in each case, to adjustment as provided in the Merger Agreement.

         Simultaneously with the execution of the Merger Agreement, RSI deposited $35 million in cash to collateralize VANTAS's obligations under the Merger Agreement. Such deposit will be paid to HQ if the Merger fails to close for certain specified reasons, in which event, after such payment, VANTAS and RSI will have no further obligations in connection with the transactions. VANTAS is obligated to reimburse RSI in the form of additional shares of VANTAS (valued at fair market value at the time of issuance) for any loss of the deposit, provided that such loss was not a result of RSI's gross negligence.

         Simultaneously with the execution of the Merger Agreement, RSI, CarrAmerica and certain others executed two stock purchase agreements pursuant to which (a) RSI will purchase from HQ Holders certain of their securities in the Surviving Corporation and (b) the Surviving Corporation will purchase from CarrAmerica all of the stock in two companies engaged in the executive office suites business outside the United States that is not already owned by the Surviving Corporation. As a result of the foregoing transactions, HQ Holders will receive cash in an amount equal to $380 million less any amounts necessary to pay-off indebtedness of HQ existing at the time of the Merger and an approximately 19% interest in the Surviving Corporation.

         RSI has also agreed to enter into a stockholders agreement (the "Stockholders Agreement") with certain of the HQ Holders which will provide the HQ Holders with a right to put their shares of the Surviving Corporation (the "Surviving Corporation Shares") to RSI at various times during the two years subsequent to the Merger. The put right provides that up to $20 million of the HQ Holders' Surviving Corporation Shares may be put to RSI in November 2000. If an initial public offering of the Surviving Corporation has not occurred during the two years subsequent to the Merger, up to 50% of the HQ Holders' remaining Surviving Corporation Shares may be put to RSI in December 2001 and any remaining Surviving Corporation Shares of the HQ Holders may be put to RSI in July 2002. The put is payable in cash or RSI common stock (valued at the time of closing under the put) at RSI's option.

         The Stockholders Agreement also provides for participation rights, tag-along rights, board representation and a limited right of first offer to the HQ Holders and contains certain tax-related provisions. The Stockholders Agreement also grants RSI a right of first offer with respect to the HQ Holders' Surviving Corporation Shares.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)   Exhibits.

         10.1 Agreement and Plan of Merger by and among HQ Global Workplaces, Inc., CarrAmerica Realty Corporation, VANTAS Incorporated and Reckson Service Industries, Inc., dated as of January 20, 2000

         10.2 Form of Stockholders Agreement among Reckson Service Industries, Inc., HQ Global Workplaces, Inc., CarrAmerica Realty Corporation and the other parties named therein

         10.3 Stock Purchase Agreement between CarrAmerica Realty Corporation and Reckson Service Industries, Inc., dated as of January 20, 2000

         10.4 Stock Purchase Agreement among CarrAmerica Realty Corporation, OmniOffices (UK) Limited, OmniOffices (Lux) 1929 Holding
               Company S.A., VANTAS Incorporated and Reckson Service Industries, Inc., dated as of January 20, 2000

         10.5 Form of Indemnification and Escrow Agreement by and among Reckson Service Industries, Inc., CarrAmerica Realty Corporation and the other parties named therein


                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          VANTAS INCORPORATED



                                          By:   /s/ David Rupert
                                             ---------------------
                                                David Rupert
                                                Chief Executive Officer


Date:  February 4, 2000